Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of January 26, 2021, to be effective commencing on January 26, 2021 (the “Commencement Date”), is entered into by and between DoubleVerify Inc. (“Employer”) and Julie Eddleman, an individual (“Employee”, together with Employer, the “Parties”).

WHEREAS, Employer desires to employ Employee as Executive Vice President and Global Chief Commercial Officer of Employer, on the terms and conditions set forth in this Agreement; and

WHEREAS, Employee is willing to accept such employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, Employer and Employee hereby agree as follows:

ARTICLE I

EMPLOYMENT, POSITION, DUTIES, RESPONSIBILITIES AND TERM

1.01                        Employment.  Employer agrees to, and does hereby, employ Employee, and Employee agrees to, and does hereby accept such employment, upon the terms and subject to the conditions set forth in this Agreement.

1.02                        Position Duties and Authority.  During the Term (as defined below), Employee shall serve as Executive Vice President and Global Chief Commercial Officer of Employer.  In such capacity, Employee shall have such responsibilities, duties and authority (collectively “functions”) as may, from time to time, be assigned by Employer’s Chief Executive Officer (“CEO”) or his or her designee; provided, such functions shall be commensurate with the integrity and status of Employee’s office and position with Employer.  Employee shall report directly to the CEO or his or her designee.  During the Term, Employee shall serve Employer, faithfully and to the best of Employee’s ability, and shall devote substantially all of Employee’s business time, attention, skill and efforts to the business and affairs of Employer (including its subsidiaries and affiliates).  Employee’s principal base of operation for the performance of Employee’s duties under this Agreement shall be in New York; provided, however, that Employee shall temporarily travel in the course of performing such duties and responsibilities as shall from time to time be reasonably necessary to fulfill Employee’s obligations under this Agreement. Notwithstanding the foregoing, Employer agrees that Employee shall be permitted to work remotely during the Term.

1.03                        Term of Employment.  Employee’s employment under this Agreement shall commence on the Commencement Date and shall continue until such employment is terminated pursuant to Article IV hereof (the “Term”).

ARTICLE II

COMPENSATION, BENEFITS AND EXPENSES

2.01                        Compensation and Benefits.  For all services rendered by Employee in any capacity during the Term, including, without limitation, services as an officer, director or member of any committee of Employer, or any subsidiary, affiliate or division thereof, Employee shall be compensated as follows (subject, in each case, to the provisions of Article IV below):

(A)                               Base Salary and Bonus.  During the Term, Employer shall pay to Employee a base salary at the rate of $450,000 on an annualized basis (“Base Salary”).  Employee’s Base Salary shall be subject to periodic review and such periodic increases (but no decreases) as the Board of Directors (the “Board”) of DoubleVerify Holdings, Inc. (“Holdings”) shall deem appropriate in accordance with Employer’s procedures and practices in effect from time to time regarding the salaries of employees.  The term “Base Salary” as used in this Agreement shall refer to Base Salary as may be increased from time to time in accordance with the terms hereof.  Base Salary shall be payable in accordance with the customary payroll practices of Employer.  In addition, Employee shall be eligible for a target bonus in an amount equal to 100% of the Base Salary (“Bonus”) per annum, with the opportunity to earn a maximum bonus of 150% of the Base Salary, determined and paid based upon the attainment by Employee of performance goals and objectives established by the Board.  The Employee’s Bonus for 2021 will not be pro-rated, and shall be no less than $450,000, subject to the Employee’s continuous employment with the Company through the date bonuses are paid generally to similarly situated executives of the Company for the Company’s 2021 fiscal year.

(B)                               Upfront Equity Award.  Effective as of the Commencement Date, Employer will recommend to the Board that Employee be granted restricted stock units (“RSUs”) with a grant date fair value of $5,000,000 (as determined by the Board or a duly constituted committee thereof in good faith), pursuant to the Pixel Group Holdings Inc. 2017 Omnibus Equity Incentive Plan (the “Plan”) and an award agreement to be provided by Holdings (an “RSU Award Agreement”), with each RSU representing the right to receive one share of common stock of Holdings (each a “Share”) upon satisfaction of the vesting conditions set forth below.  The RSUs shall be granted no later than thirty (30) days following the Commencement Date.  The RSUs will vest solely based on continued service of Employee through the applicable vesting date.

(i)                                     Subject to Employee’s continued employment on the applicable vesting date (unless expressly provided otherwise below), 25% of the RSUs shall vest on the one-year anniversary of the Commencement Date and the remaining 75% of the RSUs shall vest in equal quarterly installments at the end of each of the next 12 subsequent quarters following the one-year anniversary of the of the Commencement Date (i.e.., the first quarterly vesting date will be April 30, 2022).

(ii)                                  Upon the completion of an initial public offering of Holdings common stock (an “IPO”), 25% of the unvested RSUs outstanding on the date of the IPO will accelerate and fully vest on such date, subject to Employee’s continued employment through the date the IPO is consummated.  Any installment of the RSUs that is not vested as of the date of an IPO will remain subject to its original vesting schedule forth in Section 2.01(B)(i) as though the IPO had not occurred.

(iii)                               One hundred percent (100%) of the RSUs shall accelerate and fully vest in the event of the occurrence of a Change in Control as defined under the Plan, subject to Employee’s continued employment through the date the Change in Control is consummated, or upon the Employee’s termination of employment hereunder due to her death.

(iv)                              In the event Employee’s employment with Employer is terminated by Employer for Cause or if the Employee breaches any of her restrictive covenants, 100% of the RSUs and any Shares received in settlement thereof will immediately be forfeited and cancelled for no consideration.

(C)                               Annual Equity Awards.  Future grants of equity awards to Employee shall be subject to Holdings’ long-term stock incentive plan as in effect from time to time.  Commencing no sooner than December 2021, and annually thereafter, subject to approval by the Board, Holdings will grant annual Employee equity awards having a grant date fair value (as determined by the Board or a duly constituted committee thereof in good faith) of not less than $1,500,000 and having a vesting schedule that is no less favorable to the Employee than the vesting schedule applicable to the RSUs as set forth in Section 2.01(B).

(D)                               Benefits.  During the Term, Employee shall be entitled to participate in all of Employer’s employee benefit plans and programs, including medical coverage, as Employer generally maintains from time to time during the Term for the benefit of any of its employees, in each case subject to the eligibility requirements and other terms and provisions of such plans or programs.  Employer may amend, modify or rescind any employee benefit plan or program and change employee contribution amounts to benefit costs without notice in its discretion, provided that (i) no such amendment shall apply in a retroactive manner and (ii) any such amendment must apply on the terms and conditions uniformly applicable to all employees of Employer.  In addition to the benefits described above, during the Term, Employer will either pay, or reimburse Employee for, the monthly premiums of a 10-year term life insurance policy for the benefit of Employee’s designated beneficiary, providing a death benefit of

$2,700,000, up to the amount of the premium that a reputable national insurer would charge for such a policy for a healthy non-smoker of Employees’ age with no significant pre-existing conditions.

2.02                        Expenses.  Employee shall be entitled to receive reimbursement from Employer for all reasonable out-of-pocket expenses incurred by Employee during the Term in connection with the performance of Employee’s duties and obligations under this Agreement, according to Employer’s Travel and Entertainment Expense policies in effect from time to time and provided that Employee shall submit documentation which Employer deems reasonable with respect to such expenses.  In addition to the foregoing, Employer shall reimburse Employee for reasonable and necessary travel and lodging expenses related to working at the Employer’s New York offices (subject to the Employer’s Travel and Entertainment Expense policies in effect from time to time but without any prior approval) and (B) during the first twelve months of the Term, for the Employee’s reasonable and documented expenses incurred in connection with establishing an office space in the Cincinnati, OH metropolitan area, as approved by the CEO.

2.03                        Withholding and Deduction.  All payments to Employee pursuant to this Agreement are subject to applicable withholding and deduction requirements.

ARTICLE III

OTHER AGREEMENTS

3.01                        Confidentiality & IP Transfer Agreement.  Effective as of the Commencement Date, Employee shall execute the confidentiality and intellectual property transfer agreement attached hereto (the “Confidentiality & IP Agreement”).

ARTICLE IV

TERMINATION

4.01                        Events of Termination.  This Agreement and Employee’s employment hereunder shall terminate upon the occurrence of any one or more of the following events:

(A)                               Death.  In the event of Employee’s death, this Agreement and Employee’s employment hereunder shall automatically terminate effective as of the date and time of death.

(B)                               Termination by Employer for Cause.  Employer may, at its option, terminate this Agreement and Employee’s employment hereunder for Cause (as defined herein) upon giving notice of termination to Employee (following the expiration of the applicable cure period, if any) which notice specifies that Employer deems such termination to be for “Cause” hereunder and specifies in reasonable detail the grounds for such “Cause.” Employee’s employment shall terminate on the date on which such notice shall be given.  For purposes hereof, “Cause” shall mean Employee’s (i) conviction of, guilty plea to or confession of guilt of a felony, (ii) willful misconduct or gross negligence in the performance of services hereunder which is materially and demonstrably injurious (monetarily or otherwise) to the business, prospects, or operations of Employer or any controlled affiliate of Employer which, if curable, remains uncured (to the reasonable satisfaction of the CEO) for thirty (30) days after Employer provides written notice thereof to Employee, (iii) after a written warning and a 30-day opportunity to cure such violation, continued willful material violation by Employee of Employer’s written policies or procedures as uniformly applicable to all executive employees of Employer and as in effect from time to time, (iv) after a written warning and a 30-day opportunity to cure such non-performance and breach, continued willful failure to perform Employee’s material duties hereunder or other material breach of this Agreement (including, without limitation, a breach of any of Employee’s obligations under Article V hereof); provided, however, that in the case of Employee’s commission of any act described in clauses (iii) and/or (iv) above which is or are not capable of cure, Employer shall not be required to give such 30-day opportunity to cure same prior to any termination therefor; and provided further, however, that in the event Employer shall have previously given such 30-day opportunity to cure a specific act of Employee described in clauses (iii) or (iv) above during the immediately preceding one (1) year, Employer shall not again be required to give such 30-day cure period for any second specific act which is the same act so committed by Employee as described in such clause (iii) or (iv), respectively.

(C)                               Without Cause by Employer.  Employer may, at its option, at any time terminate Employee’s employment for no reason or for any reason whatsoever (other than for Cause or due to death or Disability (as defined below)) upon written notice to the Employee.

(D)                               Termination by Employee.  Employee may terminate this Agreement and Employee’s employment hereunder at any time with or without Good Reason with notice to Employer.  However, if Employee terminates her employment without Good Reason, then she shall provide Employer with not less than sixty (60) days prior written notice, which period can be shortened at the sole discretion of Employer.  For purposes of this Agreement “Good Reason” shall mean, in the absence of a written consent of Employee:

(i)                                     any action by Employer which results in a material diminution in Employee’s title, position, authority or duties from those customarily provided or performed by Employee or typical of a Chief Commercial Officer of a similarly situated company;

(ii)                                  any material failure by Employer to comply with or breach by Employer of any material provision of this Agreement, including the failure by Employer to grant the RSUs on the terms and conditions set forth in Section 2.01(B);

(iii)                               any reduction in Employee’s Base Salary, eligibility for a Bonus or other amount owed to Employee hereunder;

(iv)                              a relocation of Employee’s workplace outside of New York, New York or the Cincinnati, Ohio metro area, or not permitting the Employee to work remotely, subject to Employee’s ability to perform her functions consistent with past practice of the Employee during the Term; or

(v)                                 a change in reporting such that Employee no longer reports directly to the CEO or reports to any officer, employee, director or other governing body of Employer at a lower level or with materially less authority, duties or responsibilities than the CEO.

Notwithstanding the foregoing, Employee shall not be entitled to terminate Employee’s employment with Employer for the occurrence of any Good Reason unless Employee (i) notifies the Employer of the occurrence of such Good Reason within ninety (90) days after its initial occurrence, (ii) provides Employer with thirty (30) days to cure the occurrence of such Good Reason event of which Employer is so notified, and (iii) elects to terminate Employee’s employment with Employer as a result of such Good Reason event within one (1) year after the occurrence thereof; provided, however, that in the event that Employee shall have previously given such 30-day opportunity to cure any such occurrence or commission of an event of Good Reason during the immediately preceding one (1) year, Employee shall not again be required to give such 30-day cure period for any second such act constituting Good Reason committed by Employer.

(E)                                Disability.  To the extent permitted by law, in the event of Employee’s medically determined physical or mental disability which makes it impossible for Employee to perform Employee’s material duties under this Agreement for a period of at least 90 consecutive days in any 12-month period or 120 non-consecutive days in any 12-month period, and which cannot be reasonably accommodated by Employer without undue hardship (“Disability”), Employer may terminate this Agreement and Employee’s employment hereunder upon at least 30 days’ prior written notice to Employee.

(F)                                 Mutual Agreement.  This Agreement and Employee’s employment hereunder may be terminated at any time by the mutual written agreement of Employer and Employee.

4.02                        Employer’s Obligations Upon Termination.

(A)                               For Cause; Termination by Employee Other than For Good Reason; or Disability.  If, during the Term, Employer shall terminate this Agreement and Employee’s employment hereunder for Cause, Employee shall terminate this Agreement and Employee’s employment hereunder other than for Good Reason, or this Agreement and Employee’s employment hereunder shall terminate as a result of Employee’s Disability, in each case, Employer’s sole obligation to Employee under this Agreement shall be to (a) pay to Employee (or in the case of her Disability, to her legal representative) the amount of any Base Salary, but not yet paid to Employee, prior to the date of such termination, (b) reimburse Employee for any expenses incurred by Employee through the date of such termination and (c) pay to Employee all accrued and unused vacation and accrued benefits through the date of such termination (such amounts described under sub-clauses (a) through (c) above being collectively herein referred to as the “Accrued Amounts”).

(B)                               Without Cause; Termination by Employee for Good Reason.  Upon the termination of this Agreement and Employee’s employment with Employer either (i) by Employer other than for Cause, as a result of Employee’s death or as a result of Employee’s Disability, or (ii) by Employee for Good Reason, in each case, Employer’s sole obligation to Employee under this Agreement shall be to pay or provide to Employee (a) all Accrued Amounts through and including the effective date of such termination, (b) continuation of Employee’s Base Salary for twelve (12) months payable on a semi monthly basis in accordance with the Employer’s normal payroll practices subject to withholdings and deductions and (c) continuation of Employee’s medical benefits through and including the date which is twelve (12) months from and after the effective date of any such termination of Employee’s employment contemplated hereunder; provided that if during this twelve (12) month period should Employee become employed as a consultant and/or employee for one or more entities and as a result be eligible to obtain comparable alternate medical benefits, then Employer shall cease continuation of Employee’s medical benefit and have no further liability for such payments and/or coverage.  The payments described in (b) shall commence or be paid on the sixtieth (60th) day following the date on which the termination occurs, with the first payment including any payments that would have been made had the sixty (60)-day delay provided herein not applied, subject to the Employee’s timely execution and non-revocation of the Release (as defined in Section 4.04).

(C)                               Death.  If, during the Term, this Agreement and Employee’s employment hereunder shall terminate as a result of Employee’s death, Employer’s sole obligation to Employee’s estate under this Agreement shall be to pay or provide to Employee’s estate the Accrued Amounts through the date of such termination.

(D)                               Vested Benefits.  In addition to the payments and benefits set forth in this Section 4.02, amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those relating to severance, if any) on the date of termination, shall be payable in accordance with such plan, policy, practice or agreement.  The treatment of the RSUs shall be governed by the Award Agreement.

4.03                        Survival; No Mitigation or Offset.  This Article IV and Articles V and VI shall survive any expiration or termination of this Agreement.  All payments made or required to be made by Employer to Employee under this Article IV shall not be conditional upon or subject to either (i) any obligation of Employee to mitigate or expend any efforts to reduce or mitigate the amount of damages suffered by Employee or the amount of payments or obligations required to be made or performed by Employer under this Article IV or (ii) any reduction or right of offset for or in favor of Employer for or with respect to any earnings profits, proceeds, compensation, benefits, or other amounts generated or received by Employee from or after the termination of Employee’s employment with Employer.

4.04                        Release.  Any payments to be made or benefits to be provided by Employer or any affiliate thereof pursuant to this Article IV or any other provision hereof which requires receipt of a release from Employee, shall be subject to Employer’s receipt from Employee of an effective general release and agreement not to sue, in a written form reasonably satisfactory to both Employee (or her legal representative) and the Employer (the “Release”), pursuant to which (i) Employee makes certain customary representations and warranties, (ii) Employee agrees to be bound by certain confidentiality covenants, specified therein and consistent with the Confidentiality & IP Agreement, and (iii) Employee agrees (a) to release all claims against the Employer and its respective subsidiaries, affiliates, and certain related parties, (b) not to maintain any action, suit, claim or proceeding against Employer or its respective subsidiaries, affiliates, and certain related parties, and (c) to be bound by certain non-disparagement covenants contained therein.  Notwithstanding the due date of any payment hereunder requiring a Release, Employer shall not be obligated to make any such payment until after the expiration of any revocation period available to Employee as applicable to the Release.

ARTICLE V

CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS, NONCOMPETITION, NONSOLICITATION AND OTHER COVENANTS

5.01                        Confidentiality.  Employee shall observe all of her obligations under and shall comply with the terms and conditions of the Confidentiality & IP Agreement.  Employee’s breach of a covenant, representation or warranty in the Confidentiality & IP Agreement shall be a breach of this Section 5.01.

5.02                        Obligations to Other Persons/Representations & Warranties.  Employee hereby represents and warrants to Employer that (a) she has the legal capacity to execute and perform this Agreement; (b) this Agreement is a valid and binding obligation of the Employee enforceable against her in accordance with its terms; (c) her services hereunder will not conflict with, or result in a breach of, any agreement, understanding, order, judgment or other obligation to which she is presently a party or by which she is bound; (d) she is not subject to, or bound by, any covenant against competition, confidentiality obligation, intellectual property transfer obligation, or any other agreement, order, judgment or other obligation which would conflict with, restrict or limit the performance of the services she is to provide hereunder in any material respect or restrict Employer in any manner from engaging in its business, including without limitation, any element of the Business (as defined below); (e) she does not have any non-disclosure or other obligations to any other individual or entity (including without limitation, any previous employer) concerning proprietary or confidential information that Employee learned of during any previous employment or associations which would conflict with, restrict or limit the performance of the services she is to provide hereunder in any material respect; and (f) she does not have any non-competition agreements, non-solicitation agreements or other restrictive covenants with any previous employer or other Person (as defined below) which would conflict with, restrict or limit the performance of the services she is to provide hereunder.  Employee shall not disclose to Employer or induce Employer to use any secret or confidential information or material belonging to others, including, without limitation, Employee’s former employers and/or clients, if any.  Employee hereby acknowledges that, as of the date hereof, she is not aware of any actions, demands, causes of action or claims with respect to any matter, event or condition occurring or arising on or prior to the date hereof that may be brought by her or on her behalf against Employer, or against any of the officers, directors, shareholders, members, managers, direct or indirect equity holders, agents and/or employees of Employer nor against any of the respective heirs, successors, assigns and legal representatives of any of the foregoing.

5.03                        Certain Definitions.

“Associated With” a Person means to, directly or indirectly, own, manage, operate, join, finance, control, be employed by, receive remuneration from, participate in, consult with, or be connected in any manner with the ownership, management, financing, operation or control of or be connected as an officer, director, employee, partner, member, manager, trustee, principal, agent, representative, consultant, contractor, or otherwise, or use or expressly permit his, her or its name or any one or more of his, her or its tradenames to be used, in connection with such Person.  The foregoing shall not include the beneficial ownership solely as an unaffiliated, passive investor of less than five percent (5%) of any class of securities of any business, firm or entity having a class of equity securities actively traded on a national securities exchange, automated quotation system or over-the-counter market.

“Business” means (i) the verification and measurement of the quality of digital advertising, (ii) any substantially related business performed or marketed by Employer and in which Employee was materially involved during the period of Employee’s employment with Employer, and (iii) any material business that was a Planned New Business during the period of Employee’s employment with Employer.

“Client” means any Person who, during the six-month period immediately preceding the termination or cessation of Employee’s employment, had done business with Employer.

“Competing Business” means any Person who, engages or is engaged in any element or elements of the Business.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization or association, trust or joint venture or other entity, or a Governmental Authority (as defined in the next sentence).  “Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any court, authority or other quasi-governmental entity established to perform any of such functions.

“Planned New Business” during a specific time period, means any new line of business or new market which, during that time period, Employer was planning to enter (or any new product or service which, during that period, Employer was planning to market and/or sell); provided that for purposes of this definition, Employer shall have been “planning” something where (w) such planning involved discussion at the level of the Board or, for a limited liability company, the body performing the analogous function, (x) such planning was reduced to writing in a substantial form, such as a comprehensive business plan, by the Board or such analogous body, (y) Employer committed material resources (human and either financial or technological) to the planning and implementation of the execution of that new business, and (z) such planning was known to Employee and with Employee being materially involved in its contemplation and implementation.

“Restricted Period” means the period commencing on the date hereof and ending at 11:59 p.m. New York time on the date that is twelve months after the effective date of any termination of Employee’s employment with Employer, regardless of whether such employment was then pursuant to or under this Agreement.

5.04                        Noncompetition; Nonsolicitation.  Employee acknowledges that in her capacity as Employer’s employee hereunder, she will create and have access to confidential information and to important business relationships.  Accordingly, Employee represents, warrants and covenants to Employer that, subject to the last sentence of this Section 5.04, she will not, directly or indirectly, (i) during the Restricted Period without the express prior written approval of the Board, be or become Associated With a Competing Business (other than severance-type or retirement-type benefits from entities constituting prior employers of Employee) or (ii) during the Restricted Period without the express prior written approval of the Board, (a) solicit, sell to or service, for the account of any Competing Business, or assist any Person in soliciting, selling to, or servicing, for the account of any Competing Business, any Client, (b) solicit, approach or induce any Client to terminate or diminish its relationship with Employer or to explore, discuss, investigate or consider a business relationship with a Competing Business, (c) solicit, approach or induce any Person who is then (or was at any time in the six (6) months immediately prior to the termination or cessation of Employee’s employment) an employee of or consultant to Employer, to terminate or diminish her or its relationship with Employer or to be or become Associated With a Competing Business, or (d) otherwise interfere with the relationship between Employer and any of their respective Clients, employees, consultants, suppliers or service providers, or (e) take any steps to, or negotiate or enter into any oral or written agreement or understanding to, do any of the things referenced in (a), (b), (c), (d), or (e) of this Section.  Notwithstanding the foregoing, Employee shall not be deemed to have violated this Section 5.04 if she becomes Associated With a Competing Business but, during the entire Restricted Period, Employee refrains from (x) working in or for any business unit, subsidiary or division which engages or is engaged, directly or indirectly, in any element of the Business and (y) directly or indirectly engaging in any element of the Business other than for Employer as an employee thereof.

5.05                        Privacy.  Employee understands that Employer is or may be subject to certain privacy regulations and laws and that Employer has adopted policies concerning privacy and, from time to time, agrees with its clients and others with which it does business to undertake certain privacy obligations.  Employee shall comply with applicable laws regarding privacy, as in effect from time to time, and will comply with Employer’s privacy policies and procedures, as in effect from time to time, as well as any privacy obligations which Employer has undertaken and those which, in the future, Employer undertakes.

5.06                        Cooperation.  Employee shall reasonably cooperate both during and for a period of 12 months immediately after Employee’s employment with Employer, at Employer’s sole cost and expense (including Employee’s travel, room and board and Employee’s attorney fees if necessary and requested by Employer, subject to Employer’s policies and procedures for such expenses), with any investigation by Employer involving Employer or any employee or agent of Employer with respect to events that occurred during Employee’s tenure with Employer.  Should Employee be required to dedicate an aggregate of more than four (4) hours per week or sixteen (16) hours in total in providing any cooperative efforts or services hereunder, Employer shall compensate Employee for any such excess time expended based upon an hourly rate equal to the quotient of Employee’s Base Salary as in effect at the time of termination divided by 1800.

5.07                        Non-Disparagement.  Employee will not at any time make any statement, written or oral, to any person or entity, including in any forum or media, or take any action, in disparagement of Employer, Holdings, the Board or any of their respective current, former or future affiliates, or any current, former or future shareholders, partners, managers, members, officers, directors or employees of any of the foregoing (each, a “Company Party”), including negative references to or about any Company Party’s services, policies, practices, documents, methods of doing business, strategies, objectives, shareholders, partners, managers, members, officers, directors, or employees, or take any other action that may disparage any Company Party to the general public and/or any Company Party’s officers, directors, employees, clients, suppliers, investors, potential investors, business partners or potential business partners.  Employer agrees that it will not, and it will instruct its directors and its executive officers to not, make any statement, written or oral, to any person or entity, including in any forum or media, or take any action, in disparagement of Employee. No individual or entity shall be deemed to be in breach of this Section 5.07 or any other non-disparagement provision by making truthful statements as required by law or by any court, governmental, congressional or regulatory agency or body, or by testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested by a court.

5.08                        Reasonable Restrictions/Damages Inadequate Remedy.  Employee acknowledges that the restrictions contained in this Article V are reasonable and necessary to protect the legitimate business interests of Employer and that any breach or threatened breach by Employee of any provision contained in this Article V will result in immediate irreparable injury to Employer for which a remedy at law would be inadequate.  Employee further acknowledges that the restrictions contained in this Article V will not prevent Employee from earning a livelihood during the Restricted Period.  Accordingly, Employee acknowledges that Employer shall be entitled to seek temporary, preliminary and permanent injunctive relief in any court of competent jurisdiction (without being obligated to post a bond or other collateral) in the event of any breach or threatened breach by Employee of the provisions of this Article V and to an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such breach, which rights shall be cumulative and in addition to (rather than instead of) any other rights or remedies to which Employer may be entitled at law or in equity.  Any remedy specified by any provision of this Agreement shall, unless expressly providing to the contrary, be a nonexclusive remedy for that provision and shall not preclude any and all other remedies at law or in equity from also being applicable.

5.09                        Separate Covenants.  The parties intend that the covenants and restrictions in this Article V be given the broadest interpretation permitted by law.  Accordingly, in the event that any of the provisions of this Agreement should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.  If the covenants of Article V are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish Employer’s right to enforce such covenants in any other jurisdiction.  If, in any judicial or arbitration proceedings, a court of competent jurisdiction or arbitration panel should refuse to enforce all of the separate covenants and restrictions in this Article V, then such unenforceable covenants and restrictions shall be eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.

ARTICLE VI

MISCELLANEOUS

6.01                        Benefit of Agreement and Assignment.  This Agreement shall inure to the benefit of Employer and its respective successors and assigns (including, without limitation, any purchaser of all or substantially all of the assets of either of the foregoing) and shall be binding upon Employer and its respective successors and assigns.  This Agreement shall also inure to the benefit of and be binding upon Employee and Employee’s heirs, administrators, executors and assigns.  Employee may not assign or delegate Employee’s duties under this Agreement without the prior written consent of Employer.  Employer may, upon written agreement executed by Employer and consented to by Employee (whose consent shall not be unreasonably withheld), assign and transfer this Agreement to another entity; provided, that any such permitted assignment shall not relieve Employer from any continuing responsibility or liability arising by reason of any violation, breach or default committed by any such permitted assignee hereunder.  Nothing in this Agreement shall preclude Employer from consolidating or merging into or with, or transferring all or substantially all of its assets to, or engaging in any other business combination with, any other Person provided (i) such Person expressly assumes this Agreement and all obligations and undertakings of Employer, as the case may be, hereunder and (ii) Employer shall continue to remain responsible and liable to Employee for or in connection with any violation, breach or default committed by any such Person hereunder.  Upon such a consolidation, merger, transfer of assets or other business combination and assumption, the terms “Employer” as used herein shall mean such other person or entity and this Agreement shall continue in full force and effect unless otherwise terminated pursuant to the terms hereof.

6.02                        Notices.  Any notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given and received: (i) on the date delivered if personally delivered and signed confirmation is received, (ii) upon receipt by the receiving party of any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested) or (iii) on the date delivered by nationally recognized overnight courier or similar courier service, in each case addressed to Employer or Employee, as the case may be, at the respective addresses indicated below or such other address as either party may in the future specify in writing to the other in accordance with this Section 6.02:

in the case of Employer to:

DoubleVerify Inc.

233 Spring Street

New York, New York 10013

Attn: General Counsel

and in the case of Employee, to her at her most recent address as shown on the books and records of Employer.

6.03                        Entire Agreement.  This Agreement, including the schedules and exhibits hereto, contains the entire agreement of the parties hereto with respect to the terms and conditions of Employee’s employment during the Term and activities following termination of this Agreement and supersedes any and all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement.  This Agreement may not be changed or modified except by an instrument in writing, signed by both Employer and Employee.

6.04                        Section 280G.  If any payments by Employer to Employee contemplated hereunder, together with any other payments by Employer or its affiliates to Employee, are subject, in whole or in part, to the excise taxes (“Excise Taxes”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) and application of Section 280G of the Code can be avoided by a stockholder vote approving such payments pursuant to Section 280G(b)(5)(A) of the Code, and Employee elects to waive her rights to receive such payments and have such payments submitted for stockholder approval, then Employer and Employee shall use commercially reasonable efforts to obtain such stockholder vote to assure that the Excise Taxes and the provisions of Section 280G of the Code are not applicable with respect to such payments.

6.05                        Section 409A.  It is intended that (1) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v).  As used in this agreement, the phrase “termination of employment” and similar terms means a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h).  Notwithstanding anything to the contrary in this Agreement, if Employer determines (i) that on the date

Employee’s employment with Employer terminates or at such other times that Employer determines to be relevant, the Employee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)) of Employer and (ii) that any payments to be provided to Employee pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with Employer, or, if earlier, the date of Employee’s death.  Any payments delayed pursuant to this Section 6.05 shall be made in lump sum on the first day of the seventh month following Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Employee’s death.  In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Employee participates during the term of Employee’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

6.06                        No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 6.06 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Employer or her estate and their assigning any rights hereunder to the person or persons entitled thereto.

6.07                        Source of Payment.  All payments provided for under this Agreement shall be paid in cash from the general funds of Employer.  Employer shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if Employer shall make any investments to aid it in meeting its obligations hereunder, Employee shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between Employer and Employee or any other person.  To the extent that any person acquires a right to receive payments from Employer hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of Employer.

6.08                        No Waiver.  The waiver by other party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

6.09                        Headings.  The Article and Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.10                        Governing Law; Dispute Resolution.  This Agreement, and all matters arising directly or indirectly from this Agreement, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the choice of law provisions thereof.  Any unresolved controversy or claim arising out of or relating to this Agreement, except (i) as otherwise provided in this Agreement or (ii) with respect to which a party seeks injunctive or other equitable relief, shall be submitted to arbitration by one arbitrator.  In connection with any arbitration conducted pursuant to this Agreement, an arbitrator will be selected in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect.  The arbitration proceedings shall take place in New York City, in accordance with the rules of the AAA then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof.  There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause.  Depositions shall be conducted in accordance with the New York Code of Civil Procedure.  The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator.  A court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.  Each party will bear its own costs in respect of any disputes arising under this Agreement.  The arbitrator shall be directed to award the arbitrator’s compensation charges and the administrative fees of the AAA to the prevailing party.  The parties knowingly and voluntarily agree to this arbitration provision and acknowledge that arbitration shall be instead of any civil litigation, meaning that the parties each are waiving any rights to a jury trial.  Each of the parties to this Agreement consents to personal jurisdiction and venue for any equitable action sought in the United States District Court for the Southern District of New York and any state court in the State of New York that is located in New York County (and in the appropriate appellate courts from any of the foregoing).

6.11                        Validity Severability.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.12                        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.13                        Agreement to Take Actions.  Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform her or its obligations under this Agreement.

6.14                        Counsel.  Employer has previously recommended that Employee engage counsel to assist her in reviewing this Agreement and all other matters relating to her employment arrangements hereunder.

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Signatures contained on the following page.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

EMPLOYER:

DoubleVerify Inc.

By:	/s/ Mark Zagorski
Name:	Mark Zagorski
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Julie Eddleman
Julie Eddleman

Non-California Form

Confidentiality and Intellectual Property Assignment Agreement

THIS AGREEMENT (“Agreement”) is entered into effective as March 30, 2020, by Julie Eddleman, an individual residing at **** (address) (the “Employee”).

WHEREAS                                                      the Employee wishes to be employed by DoubleVerify Inc., a Delaware Corporation (the “Company”); and

WHEREAS                                                      the Company wishes to employ the Employee, subject to his/her executing of this Agreement in the Company’s favor.

NOW, THEREFORE, the Employee covenants and agrees towards the Company and any subsidiary and parent entity of the Company as follows:

1.                                      Confidential Information

1.1                               The Employee acknowledges that s/he will have access to confidential and proprietary information, including information concerning activities of the Company and any of its subsidiaries and affiliated companies, now or in the future (collectively, the “Group”), and that s/he will have access to technology regarding the product research and development, patents, copyrights, customers, suppliers (including customers and/or suppliers lists), marketing plans, strategies, forecasts, trade secrets, test results, formulas, processes, data, know-how, improvements, inventions, techniques and products (actual or planned) of the Group.  Such information in any form or media, whether documentary, written, oral or computer generated, shall be deemed to be and referred to herein as “Proprietary Information”.

1.2                               The Employee shall not disclose to any person or entity without the prior written consent of the Company any Proprietary Information, whether oral or in writing or in any other form, obtained by the Employee while in the employ of the Company (including, but not limited to, the processes and technologies utilized and to be utilized in the Group’s business, the methods and results of the Group’s research, technical or financial information, employment terms and conditions of the Employee and other Group’s employees or any other information or data relating to the business of the Group or any information with respect to any of the Group’s customers, partners and suppliers).

1.3                               Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Group irrespective of form, but excluding information that has become a part of the public domain not as a result of a breach of this Agreement by the Employee.

1.4                               The Employee agrees that all memoranda, books, notes, records (contained on any media whatsoever), charts, formulae, specifications, lists and other documents made, compiled, received, held or used by the Employee while in the employ of the Company, concerning any phase of the Group’s business or its trade secrets (the “Materials”), shall be the Company’s sole property and all originals or copies thereof shall be delivered by the Employee to the Company upon termination of the Employee’s employment for any reason whatsoever, or at any earlier or other time at the request of the Company, without the Employee retaining any copies thereof.

1.5                               The Employee recognizes that the Company, after signing Non Disclosure Agreements, has received and will receive from third parties their confidential or proprietary information, and agrees to hold all such confidential or proprietary information in strict confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out the Employee’s duties in his/her employment.

2.                                      Ownership of Inventions

2.1                               The Employee will notify and disclose to the Company, or any persons designated by it, all information, improvements, inventions, formula, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by the Employee, either alone or jointly with others, during the Employee’s employment with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, formulae, processes, techniques, know-how, and data are hereinafter referred to as the: “Inventions” or “Invention”) immediately upon discovery, receipt or invention as applicable.  In the event that the Employee, for any reason, refrains from delivering the Invention upon grant of notice regarding the Invention, as described above, the Employee shall notify the Company of the Invention and specify in such notice the date in which the Invention shall be delivered to the Company and the reason for delay in such delivery.  The Invention shall be delivered as soon as possible thereinafter.  All Inventions shall unconditionally be, become, and remain the sole and exclusive property of the Company forever.  Pursuant to Sections 101 and 201 of the United States Copyright law, all Inventions shall be “works made for hire.”

2.2                               Delivery of the notice and the Invention shall be in writing, supplemented with a detailed description of the Invention and the relevant documentation.  The Employee agrees that all the Inventions shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents and other rights in connection with such Inventions.  The Employee hereby assigns to the Company any rights the Employee may have or acquire in such Inventions.  In order to avoid any doubt, it is hereby clarified that a lack of response from the Company with respect to the notice of the Invention or of its delivery, shall not be considered a waiver of ownership of the Invention, and in any event the Invention shall remain the sole property of the Company.

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2.3                               The Employee further agrees as to all such Inventions to assist the Company, or any persons designated by it, in every proper way to obtain and from time to time enforce such inventions in any way including by way of patents over such Inventions in any and all countries, and to that effect the Employee will execute all documents for use in applying for and obtaining patents over and enforcing such Inventions, as the Company may desire, together with any assignments of such Inventions to the Company or persons or entities designated by it.

2.4                               The Employee shall not be entitled, with respect to all of the above, to any monetary consideration or any other consideration.

3.                                      Third Party Information

3.1                               The Employee will not disclose to the Company any proprietary or confidential information belonging to any third party, including any prior or current employer or contractor, unless the written approval of that third party was received.

3.2                               The Employee recognizes that the Company may receive in the future from third parties their confidential or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  The employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out his/her services for the Company, consistent with the Company’s agreement with such third party.

4.                                      General

4.1                               The Employee acknowledges that the provisions of this Agreement serve as an integral part of the terms of his/her employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests.  If any provision of this Agreement (including any sentence, clause or part thereof) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete there from the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.  In addition, if any particular provision contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.2                               The provisions of this Agreement shall continue and remain in full force and effect following the termination of the employment relationship between the Company and the Employee for whatever reason.  This Agreement shall not serve in any manner as to derogate from any of the Employee’s obligations and

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liabilities under any applicable law and/or under any other agreement with the Company.

4.3                               The Employee acknowledges that execution of this Agreement is a condition to his/her employment by the Company.

5.                                      All the terms and conditions set in this Agreement, shall survive the termination and/or expiration of any employment agreement with the Company or any subsidiary of the Company.

Julie Eddleman	/s/ Julie Eddleman	February 4, 2021
Name of Employee	Signature	Date

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